MVC Capital Names Phillip F. Goldstein to Board of Directors

PURCHASE, N.Y.—September 28, 2012—MVC Capital, Inc. (NYSE: MVC), a publicly traded business development company that makes private debt and equity investments, announced today the appointment of Phillip F. Goldstein to its board of directors, effective September 27, 2012. The addition of Mr. Goldstein, as an independent director, increases the size of the board of directors to seven members, of which five are independent.

Commenting on the appointment, Michael Tokarz, Chairman and Portfolio Manager, noted, “Phil brings to MVC tremendous public company experience as both an investment advisor and as a director of a number of closed-end funds. Having worked with Phil in the past, we have appreciation for his business acumen, shareholder perspective, and experience.  We all look forward to working closely with Phil as we work towards achieving our strategic business objectives and delivering shareholder value.”

Since 1992, Mr. Goldstein, age 67, has been a portfolio manager of Bulldog Investors, a value oriented group of private funds investing in closed-end funds, small cap operating companies, special purpose acquisition companies (SPACs) and special situations. Through Brooklyn Capital Management LLC, he serves as the investment advisor to the Special Opportunities Fund, Inc. (NYSE: SPE), a registered closed-end fund.

Mr. Goldstein has served as a director of a number of closed-end funds and is currently a director of the Mexico Equity & Income Fund, Inc. (NYSE: MXE), ASA Ltd. (NYSE: ASA), Special Opportunities Fund, Inc. (NYSE: SPE), and Imperial Holdings, Inc. (NYSE: IFT).

Mr. Goldstein holds a Bachelor of Engineering degree from the University of Southern California and a Master of Engineering degree from C.C.N.Y.

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About MVC Capital, Inc.

MVC is a business development company traded on the New York Stock Exchange that provides long-term debt and equity investment capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries. For additional information about MVC, please visit the MVC's website at www.mvccapital.com.

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